Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter 2023 Financial Results

Second quarter consolidated net sales of $219.7 million, down 19.4% compared to the second quarter of fiscal 2022

Comparable store sales^ down 20.0% compared to the second quarter of fiscal 2022

Second quarter loss per share of $0.48, inclusive of $23.4 million non-cash goodwill impairment charge, compared to earnings per diluted share of $0.31 in the second quarter of fiscal 2022; Adjusted net income per diluted share* of $0.01 compared to adjusted net income per diluted share of $0.27 in the second quarter of fiscal 2022

Updates Fiscal 2023 Earnings Outlook

Coppell, TX — October 31, 2023 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the second quarter of fiscal 2023 ended September 30, 2023.

For the second quarter of fiscal 2023:

●	Consolidated net sales were $219.7 million, down 19.4%, compared to the second quarter of fiscal 2022, including 10 basis point negative impact of foreign currency translation. Net sales in The Container Store retail business (“TCS”) were $208.5 million, down 19.8%. Elfa International AB (“Elfa”) third-party net sales were $11.2 million, down 12.5% compared to the second quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 10.7%.
●	Comparable store sales^ decreased 20.0%, with general merchandise categories down 20.4%, contributing a decrease of 1,320 basis points to comparable store sales^. Custom Spaces+ were down 19.3%, negatively impacting comparable store sales^ by 680 basis points.
●	Consolidated net loss and net loss per share were $23.7 million and $0.48 per share, inclusive of a non-cash impairment charge related to the remaining goodwill balance in the TCS reporting unit of $23.4 million, compared to net income of $15.7 million and $0.31 per diluted share, respectively, in the second quarter of fiscal 2022. Adjusted net income per diluted share* was $0.01 compared to adjusted net income per diluted share of $0.27 in the second quarter of fiscal 2022.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “For the second quarter we delivered results above the high end of our expectations against the continued challenging macro-environment. We continued to give new and existing customers reasons to shop with us through our successful back-to-college campaign and hundreds of new, premium products supported by our ‘Uncontained’ branding campaign. While sales remain pressured, we are incredibly pleased with the performance of these initiatives which complement our core offering of storage and organization solutions. Similar to what we saw in the first quarter, new products and premium Custom Spaces performed significantly better than our core and value-oriented general merchandise assortment, underscoring the importance of our ongoing focus on growing our premium offering. In addition, we successfully incorporated key learnings from promotional tests earlier this year that encourage customer engagement while balancing a disciplined promotional cadence. Our store specialists continued to deliver an exceptional customer experience despite these turbulent times, which was demonstrated by a record-high store net promoter score of 81 for the second quarter.”

Mr. Malhotra, continued, “In addition to continued macro headwinds, we are updating our outlook to reflect current product mix dynamics and lower than previously assumed SG&A savings as we thoughtfully and intentionally reinstitute pay increases for eligible employees. We continue to be disciplined in balancing cost management and capital allocation with investments in areas that resonate most with customers. This includes a continued focus on new premium products, innovation and Custom Spaces, all of which we believe will position us well when customers begin prioritizing investments in their homes.”

Second Quarter Fiscal 2023 Results

For the second quarter (thirteen weeks) ended September 30, 2023:

●	Consolidated net sales were $219.7 million, down 19.4%, including 10 basis point negative impact of foreign currency translation compared to the second quarter of fiscal 2022.

o	Net sales in TCS were $208.5 million, down 19.8%.

o	Comparable store sales^ decreased 20.0%, with general merchandise categories down 20.4%, contributing a decrease of 1,320 basis points to comparable store sales^. Custom Spaces+ were down 19.3%, negatively impacting comparable store sales^ by 680 basis points.

o	Online sales decreased 21.7% compared to the second quarter of fiscal 2022.

o	Elfa third-party net sales were $11.2 million, down 12.5% compared to the second quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 10.7% primarily due to a decline in sales in Nordic markets.

●	Consolidated gross margin was 57.6%, an increase of 100 basis points, compared to the second quarter of fiscal 2022. TCS gross margin increased 10 basis points to 56.9% primarily due to lower freight costs, partially offset by unfavorable product and services mix and increased promotional activity. Elfa gross margin increased 500 basis points compared to the second quarter of fiscal 2022 primarily due to price increases.
●	Consolidated selling, general and administrative expenses (“SG&A”) decreased by 7.9% to $109.3 million in the second quarter of fiscal 2023 from $118.7 million in the second quarter of fiscal 2022. SG&A as a percentage of net sales increased 620 basis points to 49.7%, with the increase primarily due to deleverage of fixed costs associated with lower sales in the second quarter of fiscal 2023, and due to the benefit of the legal settlement received in the second quarter of the prior year.
●	Consolidated depreciation and amortization increased 8.7% to $10.4 million in the second quarter of fiscal 2023 from $9.5 million in the second quarter of fiscal 2022. The increase was primarily due to capital investments in stores and technology in fiscal 2022.
●	A non-cash goodwill impairment charge of $23.4 million was recorded in the second quarter of fiscal 2023 as compared to zero in the second quarter of fiscal 2022. We conducted an interim assessment of our remaining goodwill balances as of September 30, 2023 in accordance with Accounting Standards Codification (“ASC”) 350 due to indicators identified during the second quarter of fiscal 2023. The $23.4 million charge represents an impairment of the remaining goodwill balance in the TCS reporting unit as of September 30, 2023.
●	Consolidated net interest expense increased 38.5% to $5.2 million in the second quarter of fiscal 2023 from $3.8 million in the second quarter of fiscal 2022. The increase was primarily due to a higher interest rate on the Senior Secured Term Loan Facility and borrowings on the Revolving Credit Facility.

●	The effective tax rate was (2.6)% in the second quarter of fiscal 2023, as compared to 25.9% in the second quarter of fiscal 2022. The decrease in the effective tax rate was primarily related to the impact of discrete items on a pre-tax loss in the second quarter of fiscal 2023, as compared to pre-tax income in the second quarter of fiscal 2022.
●	Net loss was $23.7 million, or $0.48 per diluted share, in the second quarter of fiscal 2023 compared to net income of $15.7 million, or $0.31 per diluted share, in the second quarter of fiscal 2022. Adjusted net income* was $0.4 million, or $0.01 per diluted share, in the second quarter of fiscal 2023 compared to adjusted net income* of $13.8 million, or $0.27 per diluted share, in the second quarter of fiscal 2022.
●	Adjusted EBITDA* was $17.0 million in the second quarter of fiscal 2023 compared to $35.9 million in the second quarter of fiscal 2022.

For the fiscal year-to-date (twenty-six weeks) ended September 30, 2023:

●	Consolidated net sales were $426.8 million, down 20.3%, including 20 basis point negative impact of foreign currency translation as compared to the first half of fiscal 2022.
o	Net sales for the TCS segment were $403.7 million, down 20.3%
o	Comparable store sales^ decreased 20.0%, with general merchandise categories down 20.5%, contributing a decrease of 1,340 basis points to comparable store sales^. Custom Spaces+ were down 19.0%, negatively impacting comparable store sales^ by 650 basis points.

o	Online sales decreased 18.8% compared to the first half of fiscal 2022.
o	Elfa third-party net sales were $23.2 million, down 19.1% compared to the first half of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 15.3% compared to the first half of fiscal 2022.
●	Consolidated gross margin was 56.5%, a decrease of 40 basis points compared to the first half of fiscal 2022. TCS gross margin decreased 110 basis points to 55.7%, primarily due to increased promotional activity and unfavorable product and services mix, partially offset by lower freight costs in the first half of fiscal 2023. Elfa gross margin increased 80 basis points primarily due to price increases.
●	Consolidated SG&A decreased by 8.3% to $220.7 million from $240.6 million in the first half of fiscal 2022. SG&A as a percentage of net sales increased 680 basis points to 51.7%, with the increase primarily due to deleverage of fixed costs associated with lower sales in the second quarter of fiscal 2023, and due to the benefit of the legal settlement received in the second quarter of the prior year.
●	Consolidated depreciation and amortization increased 12.6% to $20.9 million in the first half of fiscal 2023 from $18.6 million in the first half of fiscal 2022. The increase was primarily due to capital investments in stores and technology in fiscal 2022.
●	A non-cash goodwill impairment charge of $23.4 million was recorded in the first half of fiscal 2023 as compared to zero in the first half of fiscal 2022. We conducted an interim assessment of our remaining goodwill balance on September 30, 2023 in accordance with ASC 350 due to indicators identified during the second quarter of fiscal 2023. The $23.4 million charge represents an impairment of the remaining goodwill balance in the TCS reporting unit as of September 30, 2023.
●	Consolidated net interest expense increased 45.7% to $10.2 million in the first half of fiscal 2023 from $7.0 million in the first half of fiscal 2022. The increase is primarily due to a higher interest rate on the Senior Secured Term Loan Facility and borrowings on the Revolving Credit Facility.

●	The effective tax rate was 7.8% for the first half of fiscal 2023 as compared to 27.1% in the first half of fiscal 2022. The decrease in the effective tax rate is primarily due to the tax impact of discrete items on a pre-tax loss in the first half of fiscal 2023.
●	Net loss was $35.5 million, or $0.72 per diluted share, in the first half of fiscal 2023 compared to net income of $26.2 million, or $0.52 per diluted share in the first half of fiscal 2022. Adjusted net loss* was $9.8 million, or $0.20 per diluted share in the first half of fiscal 2023 compared to adjusted net income* of $24.3 million, or $0.48 per diluted share in the first half of fiscal 2022.
●	Adjusted EBITDA* was $19.9 million in the first half of fiscal 2023 compared to $64.1 million in the first half of fiscal 2022.

New and Existing Stores

As of September 30, 2023, the Company store base was 98 as compared to 95 as of October 1, 2022. The Company opened one store during the second quarter of fiscal 2023.

Balance sheet and liquidity highlights:

(In thousands)	September 30, 2023	October 1, 2022
Cash	$10,195	$19,814
Total debt, net of deferred financing costs	$173,201	$174,191
Liquidity [1]	$104,303	$123,208
Net cash provided by operating activities	$20,691	$26,790
Free cash flow *	$(1,346)	$(5,257)

(1)	Cash plus availability on revolving credit facilities.

Share repurchase

There were no repurchases during the second quarter of fiscal 2023. The Company has $25 million remaining of the original $30 million authorization for share repurchases.

Outlook

The Company today provided the following financial outlook for the fiscal third quarter ending on December 30, 2023 and the full year ending March 30, 2024:

	Current Outlook	Current Outlook	Prior Outlook
	Third Quarter Ending December 30, 2023	Fiscal Year Ending March 30, 2024	Fiscal Year Ending March 30, 2024
Consolidated net sales	$220 - $225 million	$870 - $885 million	$875 - $890 million
Comparable store sales^ decline	Mid to low teens	High teens	High teens
Net loss per diluted share (1)	($0.13) - ($0.09)	($0.82) to ($0.70)	($0.10) to $0.00
Adjusted net loss per diluted share*	($0.08) - ($0.04)	($0.24) to ($0.13)	$0.05 to $0.15
Assumed dilutive shares	49 million	49 million	50 million
Capital expenditures		$45 to $50 million	$45 to $50 million
Effective tax rate (2)	(50%) to (145%)	0% to (4%)	300% to 115%

(1) Prior outlook for the fiscal year ending March 30, 2024 did not contemplate the $23.4 million, or $0.48 per share, non-cash goodwill impairment charge for the TCS reporting unit recorded in the second quarter of fiscal 2023.

(2) Effective tax rate for fiscal year ending March 30, 2024 assumes approximately $2.8 million of discrete income tax expense expected to primarily be recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013.

The Company plans to open four new small format stores in the remainder of fiscal 2023 and four new stores in fiscal 2024. The four new stores for the remainder of fiscal 2023 are as follows:

Estimated Opening
Woodland Hills, CA	Opened October 21, 2023
Princeton, NJ	Fall 2023
Gaithersburg, MD	Winter 2023
Huntington, NY	Spring 2024

References

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services.

^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and Closet Works sales to third parties.

Conference Call Information

A conference call to discuss second quarter fiscal 2023 financial results is scheduled for today, October 31, 2023, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13740918. The replay will be available until December 1, 2023.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our goals, strategies, priorities and initiatives including future store openings and expected customer engagement; future opportunities; our share repurchase program; the impact of macroeconomic conditions and our anticipated financial performance and long-term targets.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: a decline in the health of the economy and the purchase of discretionary items; results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate, or manage inventory commensurate with, consumer preferences and demand; competition from other stores and internet-based competition; our inability to obtain merchandise from our vendors on a timely basis and at competitive prices; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on May 26, 2023 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 30,	October 1,	September 30,	October 1,
(In thousands, except share and per share amounts) (unaudited)	2023	2022	2023	2022

Net sales	$219,731	$272,672	$426,843	$535,306
Cost of sales (excluding depreciation and amortization)	93,064	118,242	185,627	230,788
Gross profit	126,667	154,430	241,216	304,518
Selling, general, and administrative expenses (excluding depreciation and amortization)	109,270	118,655	220,650	240,564
Impairment charges	23,447	—	23,447	—
Stock-based compensation	615	536	1,089	1,737
Pre-opening costs	549	583	734	619
Depreciation and amortization	10,383	9,549	20,895	18,555
Other expenses	7	—	2,460	—
Loss on disposal of assets	220	80	221	81
(Loss) income from operations	(17,824)	25,027	(28,280)	42,962
Interest expense, net	5,238	3,783	10,205	7,006
(Loss) income before taxes	(23,062)	21,244	(38,485)	35,956
Provision (benefit) for income taxes	591	5,497	(2,995)	9,730
Net (loss) income	$(23,653)	$15,747	$(35,490)	$26,226

Net (loss) income per common share — basic	$(0.48)	$0.31	$(0.72)	$0.53
Net (loss) income per common share — diluted	$(0.48)	$0.31	$(0.72)	$0.52

Weighted-average common shares — basic	49,461,590	50,000,945	49,357,218	49,860,252
Weighted-average common shares — diluted	49,461,590	50,350,549	49,357,218	50,324,456

The Container Store Group, Inc.

Consolidated balance sheets

	September 30,	April 1,	October 1,
(In thousands)	2023	2023	2022
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$10,195	$6,958	$19,814
Accounts receivable, net	24,857	25,870	28,624
Inventory	173,438	170,637	190,142
Prepaid expenses	12,986	14,989	17,474
Income taxes receivable	1,091	858	1,309
Other current assets	9,189	10,914	9,639
Total current assets	231,756	230,226	267,002
Noncurrent assets:
Property and equipment, net	158,740	158,702	147,302
Noncurrent operating lease right-of-use assets	355,863	347,959	356,605
Goodwill	—	23,447	221,159
Trade names	219,558	221,278	218,882
Deferred financing costs, net	123	150	176
Noncurrent deferred tax assets, net	432	568	471
Other assets	3,037	2,844	2,062
Total noncurrent assets	737,753	754,948	946,657
Total assets	$969,509	$985,174	$1,213,659

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	September 30,	April 1,	October 1,
(In thousands, except share and per share amounts)	2023	2023	2022
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$65,275	$52,637	$79,892
Accrued liabilities	71,362	74,673	79,447
Current borrowings on revolving lines of credit	2,820	2,423	13,660
Current portion of long-term debt	2,060	2,063	2,066
Current operating lease liabilities	61,533	57,201	56,204
Income taxes payable	912	1,318	218
Total current liabilities	203,962	190,315	231,487
Noncurrent liabilities:
Long-term debt	168,321	163,385	158,465
Noncurrent operating lease liabilities	323,230	314,100	322,830
Noncurrent deferred tax liabilities, net	43,790	49,338	49,804
Other long-term liabilities	5,793	5,851	6,393
Total noncurrent liabilities	541,134	532,674	537,492
Total liabilities	745,096	722,989	768,979
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,591,111 shares issued at September 30, 2023; 49,181,562 shares issued at April 1, 2023; 50,104,829 shares issued at October 1, 2022	496	492	501
Additional paid-in capital	873,149	872,204	875,550
Accumulated other comprehensive loss	(35,740)	(32,509)	(38,451)
Retained deficit	(613,492)	(578,002)	(392,920)
Total shareholders’ equity	224,413	262,185	444,680
Total liabilities and shareholders’ equity	$969,509	$985,174	$1,213,659

The Container Store Group, Inc.

Consolidated statements of cash flows

	Twenty-Six Weeks Ended
	September 30,	October 1,
(In thousands) (unaudited)	2023	2022
Operating activities
Net (loss) income	$(35,490)	$26,226
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,895	18,555
Stock-based compensation	1,089	1,737
Impairment charges	23,447	—
Loss on disposal of assets	221	81
Deferred tax (benefit) expense	(4,603)	396
Non-cash interest	942	942
Other	176	492
Changes in operating assets and liabilities:
Accounts receivable	(25)	(2,655)
Inventory	(3,827)	(935)
Prepaid expenses and other assets	2,539	(5,685)
Accounts payable and accrued liabilities	10,776	(6,713)
Net change in lease assets and liabilities	5,574	102
Income taxes	(684)	(5,600)
Other noncurrent liabilities	(339)	(153)
Net cash provided by operating activities	20,691	26,790

Investing activities
Additions to property and equipment	(22,037)	(32,047)
Investments in non-qualified plan trust	(177)	(879)
Proceeds from non-qualified plan trust redemptions	472	467
Proceeds from sale of property and equipment	1	34
Net cash used in investing activities	(21,741)	(32,425)

Financing activities
Borrowings on revolving lines of credit	27,177	44,104
Payments on revolving lines of credit	(26,649)	(30,855)
Borrowings on long-term debt	20,000	15,000
Payments on long-term debt	(16,032)	(16,053)
Payment of taxes with shares withheld upon restricted stock vesting	(140)	(712)
Proceeds from the exercise of stock options	—	340
Net cash provided by financing activities	4,356	11,824

Effect of exchange rate changes on cash	(69)	(627)

Net increase in cash	3,237	5,562
Cash at beginning of fiscal period	6,958	14,252
Cash at end of fiscal period	$10,195	$19,814

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net (loss) income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income (loss), adjusted net income (loss) per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net (loss) income before restructuring charges, severance charges, acquisition-related costs, impairment charges related to intangible assets, loss on extinguishment of debt, certain losses (gains) on disposal of assets, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per common share - diluted as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net (loss) income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with the Company’s credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share - diluted with the most directly comparable GAAP financial measures of GAAP net (loss) income and GAAP net (loss) income per common share - diluted.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended		Q3 2023 Outlook		FY 2023 Outlook
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022	Low	High	Low	High
Numerator:
Net (loss) income	$(23,653)	$15,747	$(35,490)	$26,226	$(6,500)	$(4,200)	$(40,200)	$(34,500)
Impairment charges (a)	23,447	—	23,447	—	—	—	23,447	23,447
Severance charges (b)	9	—	2,462	—	—	—	2,462	2,462
Acquisition-related costs (c)	—	63	—	63	—	—	—	—
Legal settlement (d)	—	(2,600)	—	(2,600)	—	—	—	—
Taxes (e)	562	604	(187)	604	2,500	2,400	2,313	2,213
Adjusted net income (loss)	$365	$13,814	$(9,768)	$24,293	$(4,000)	$(1,800)	$(11,978)	$(6,378)

Denominator:
Weighted-average common shares outstanding — basic	49,461,590	50,000,945	49,357,218	49,860,252	49,000,000	49,000,000	49,000,000	49,000,000
Weighted-average common shares outstanding — diluted	49,624,482	50,350,549	49,357,218	50,324,456	49,000,000	49,000,000	49,000,000	49,000,000

Net (loss) income per common share — basic	$(0.48)	$0.31	$(0.72)	$0.53	$(0.13)	$(0.09)	$(0.82)	$(0.70)
Net (loss) income per common share — diluted	$(0.48)	$0.31	$(0.72)	$0.52	$(0.13)	$(0.09)	$(0.82)	$(0.70)

Adjusted net income (loss) per common share — basic	$0.01	$0.28	$(0.20)	$0.49	$(0.08)	$(0.04)	$(0.24)	$(0.13)
Adjusted net income (loss) per common share — diluted	$0.01	$0.27	$(0.20)	$0.48	$(0.08)	$(0.04)	$(0.24)	$(0.13)

(a)	Non-cash goodwill impairment charge incurred in the second quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

(b)	Severance charges associated with the elimination of certain positions recorded in other expenses in the first and second quarters of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

(c)	Includes legal costs incurred in the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(d)	The Company received a legal settlement, net of legal fees, in the second quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance. The amount is recorded as selling, general and administrative expenses.

(e)	Tax impact of adjustments to net (loss) income that are considered to be unusual or infrequent tax items. For fiscal 2023, includes approximately $2.8 million of discrete income tax expense expected to be primarily recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net (loss) income.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Net (loss) income	$(23,653)	$15,747	$(35,490)	$26,226
Depreciation and amortization	10,383	9,549	20,895	18,555
Interest expense, net	5,238	3,783	10,205	7,006
Provision (benefit) for income taxes	591	5,497	(2,995)	9,730
EBITDA	$(7,441)	$34,576	$(7,385)	$61,517
Pre-opening costs (a)	549	583	734	619
Non-cash lease expense (b)	(155)	137	(329)	171
Impairment charges (c)	23,447	—	23,447	—
Stock-based compensation (d)	615	536	1,089	1,737
Foreign exchange losses (gains) (e)	2	16	(73)	(8)
Severance charges (f)	9	—	2,462	—
Acquisition-related costs (g)	—	63	—	63
Adjusted EBITDA	$17,026	$35,911	$19,945	$64,099

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.
(c)	Non-cash goodwill impairment charge incurred in the second quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.
(d)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing performance.
(f)	Severance charges associated with the elimination of certain positions recorded in other expenses in the first and second quarters of fiscal 2023, which we do not consider in our evaluation of ongoing performance.
(g)	Includes legal costs incurred in the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Twenty-Six Weeks Ended
	September 30,	October 1,
	2023	2022
Net cash provided by operating activities	$20,691	$26,790
Less: Additions to property and equipment	(22,037)	(32,047)
Free cash flow	$(1,346)	$(5,257)